Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 30, 2010 (the “Effective Date”) by and between FleetMatics Group Limited (the “Company”), FleetMatics USA, Inc., 49 Walnut Park, Wellesley Hills, MA 02481 (“U.S. Subsidiary”) and Dennis Abrahams of 6260 North Huntington Drive, Solon, OH 44139 (“Executive”). The parties hereby agree as follows

1. Description:

The Executive shall initially serve as the President of the SageQuest business. The Executive initially report to, take direction from and assume such duties and responsibilities consistent with his position as are assigned to him by the principal executive officer of the U.S. Subsidiary or such other person designated by the Board of Directors of the Company (the “Board”) from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company provided however, nothing in this Agreement shall be construed to prevent the Executive from engaging in any of the following activities provided such activities do not interfere with the performance of Executive’s duties to the Company: (i) passively investing Executive’s assets, (ii) performing work for charitable or other nonprofit institutions, or (iii) serving on for profit boards of directors subject to Section 1(b) and with the express written approval of the principal executive officer of the U.S. Subsidiary.

(a) Obligations. During Executive’s employment he will not engage in any other employment, occupations or consulting activity for any direct or indirect remuneration for any activity that would create a conflict of interest or the appearance of a conflict of interest between Executive and U.S. Subsidiary or the Company, without the prior approval of the Board.

(b) Employment. U.S. Subsidiary will employ Executive on the terms and conditions set forth herein. Executive will receive his cash compensation and benefits from U.S. Subsidiary and U.S. Subsidiary will maintain and distribute employment-related records. The payment and performance of U.S. Subsidiary’s obligations under this Agreement is a joint and several obligations of U.S. Subsidiary and the Company.

2. At-Will Employment. Subject to the severance provisions set forth in Section 7 below, the parties agree that Executive’s employment with U.S. Subsidiary will be “at-will” employment and may be terminated at any time with or without cause or notice subject to the terms of this Agreement. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company or U.S. Subsidiary give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his at-will employment status with the U.S. Subsidiary.

3. Compensation.

(a) Base Salary. Executive’s initial base salary shall be paid at the rate of $290,000 (two hundred and ninety thousand dollars) per year, payable bi-weekly in accordance with U.S. Subsidiary’s normal payroll practices and be subject to the usual, required deductions and withholdings. Executive’s base salary will be subject to review based upon the U.S. Subsidiary’s normal performance review practices but may be decreased only if the percentage decrease applies to all other senior executives of the U.S. Subsidiary. The annual base salary in effect at any given time is referred to herein as “Base Salary.”

(b) Annual Bonus. Executive will be eligible to earn a bonus at an annual target of 35% (thirty five percent) of Base Salary (pro rated for 2010), less applicable withholding taxes, based on the achievement of performance objectives to be determined by the Board. The Executive’s target, performance objectives and the achievement of those objectives shall be determined in the sole discretion of the Board or the Compensation Committee of the Board. The annual bonus in effect at any given time is referred to herein as the “Annual Bonus”. Except as otherwise provided herein, to earn any part of the Annual Bonus, the Executive must be employed by the U.S. Subsidiary on December 31 of the applicable bonus year. Any Annual Bonus shall be paid between January 1 and March 15 of the year following the year in which such Annual Bonus is earned.

(c) Stock Options. Within sixty (60) days of the Closing Date as defined in that certain Agreement and Plan of Merger, dated June 30, 2010 by and among the Company, Archon Acquisition Corporation, SageQuest, Inc. (“SageQuest”) and Tom Parkinson (the “Merger Agreement”), the Company shall grant Executive stock options pursuant to the terms of the Company’s stock option program. The number of shares subject to such options and the vesting schedule of such options, whether time based or performance based, shall be determined by the Board.

4. Employee Benefits. During his employment, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the U.S. Subsidiary of general applicability to other senior executives of the U.S. Subsidiary residing in the United States of America. The U.S. Subsidiary will provide one hundred percent (100%) of the cost of Health, Dental and Vision benefit. The Company and U.S. Subsidiary reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation of four (4) weeks per year, accrued on a pro rata basis in accordance with U.S. Subsidiary’s vacation policy.

6. Expenses. U.S. Subsidiary will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with U.S. Subsidiary’s expense reimbursement policy as in effect from time to time.

7. Termination/Severance. Except as otherwise provided below, if Executive’s employment with the U.S. Subsidiary terminates for any reason, then (i) all vesting will terminate immediately with respect to Executive’s outstanding stock options not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the last day of employment and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any). In addition, the following terms shall apply depending on the circumstances of the Executive’s termination:

(a) Termination Without Cause Apart from a Change of Control. If prior to or absent a Change of Control or after six (6) months following a Change of Control, the U.S. Subsidiary terminates Executive’s employment without Cause, then, subject to Section 8, Executive will be entitled to: (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months, unless such termination occurs within twelve months of the Effective Date, in which case the severance pay shall be for a twelve (12) month period; and (B) Company-paid coverage for Executive and Executive’s eligible dependents under U.S. Subsidiary’s Benefit Plans for six (6) months following such termination, unless such termination occurs within twelve months of the Effective Date, in which case the coverage shall be paid for a twelve (12) month period.

(b) Termination Without Cause within Six Months after a Change of Control or Resignation for Good Reason. If (i) within six (6) months after a Change of Control the U.S. Subsidiary terminates Executive’s employment with the U.S. Subsidiary without Cause, or (ii) at any time during the Executive’s employment, Executive resigns from employment for Good Reason, then, subject to Section 8, Executive will be entitled to: (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months, unless such termination or resignation occurs within twelve months of the Effective Date, in which case the severance shall be paid for a twelve (12) month period; and (B) Company-paid coverage for Executive and Executive’s eligible dependents under U.S. Subsidiary’s Benefit Plans for six (6) months following such termination or resignation, unless such termination or resignation occurs within twelve months of the Effective Date, in which case the coverage shall be paid for a twelve (12) month period.

(c) Termination for Cause: Resignation without Good Reason. If Executive’s employment with the U.S. Subsidiary terminates voluntarily by Executive (except upon resignation for Good Reason), or for Cause by the Company, then (i) all vesting will terminate immediately with respect to Executive’s outstanding stock options not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the last day of employment and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any), and (iii) Executive will be eligible for severance benefits in accordance with the U.S. Subsidiary’s established policies, if any, as then in effect.

(d) Termination Upon Death or Disability. If Executive’s employment terminates due to Executive’s death or disability, then (i) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to salary through the last day of employment and Annual Bonus amounts already earned, if any), (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect, and (iii) in addition to the number of shares of stock options that have vested as of the date of such termination pursuant to the schedule set forth in Section 3(c), a number of shares of stock options will vest equal to the number of shares of stock options that would have otherwise vested if Executive had remained employed with the U.S.

Subsidiary through the anniversary of the Effective Date immediately following the date of such termination. For the purposes of this Agreement, Executive’s employment may be terminated as a result of disability if Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 120 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, such certification shall not be used to circumvent or reduce the time period of 120 days in any 12 month period. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 7(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8. Receipt of Severance: No Duty to Mitigate.

(a) Separation Agreement/Commencement of Severance Pay. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a release agreement in the form substantially similar to the form attached hereto as Exhibit A, provided that edits may be made to reflect the circumstances of the ending of Executive’s employment, the applicable provisions of this Agreement and changes in the law. No severance will be paid or provided unless the release agreement becomes fully effective. If the conditions are met, the severance shall begin on the U.S. Subsidiary’s first regular payroll date that occurs 35 days after the last day of Executive’s employment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(b) Noncompete/Nonsolicitation. The receipt of any severance pursuant to Section 7 will be subject to Executive not violating the Non-Competition Agreement referenced in Section 10 of this Agreement and attached hereto as Exhibit B, the terms of which are hereby incorporated by reference. In the event Executive breaches the Non-Competition Agreement the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7 without affecting the Executive’s release or obligations under the release agreement.

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any severance payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance payment.

9. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company and/or U.S. Subsidiary sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will be satisfied if the coverage is not materially less favorable than that provided to senior executives of the Company or U.S. Subsidiary that reside in the United States of America at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7(a) or (b). At the Executive’s option, the Company may satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is not materially less favorable or by paying Executive a lump sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with substantially equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents. If the Company elects to make the lump sum payment provided for under Section 9(a)(ii) to satisfy the Company’s obligations under Section 7(a) or (b), such payment shall be made upon the release agreement required by Section 8(a) becoming effective (or, if later, the date of Executive’s without Cause termination or, if applicable, Good Reason resignation).

(b) Cause. For purposes of this Agreement, “Cause” is defined as (i) a proven act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that results in proven material injury to the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s proven gross misconduct that results in proven material injury to the Company, (iv) Executive’s proven unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s proven willful breach of any material obligations under any material written agreement or covenant with the Company; or (vi) Executive’s continued failure to substantially perform his material employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his material duties and has failed to cure such non-performance to the Company’s satisfaction within fifteen (15) business days after receiving such notice.

(c) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Good Reason. For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent, any of the following “Good Reason Conditions”: (i) the Company and/or the U.S. Subsidiary commits a material breach of this Agreement which is not remedied by the Company and/or the U.S. Subsidiary within fifteen (15) days of receiving written notice from Executive that specifically sets forth the factual basis for Executive’s belief that a material breach has occurred; (ii) a material diminution in the Executive’s responsibilities, authority or duties provided that changes in job title, reporting structure and/or job responsibilities in connection with the post-merger integration of the Sagequest business and the Company and/or the U.S. Subsidiary shall not constitute a Good Reason Condition provided the Executive continues to retain at least a substantially similar level of authority at the integrated entity; (iii) a diminution in the Executive’s Base Salary except for an across-the-board salary reduction affecting all senior executives of the U.S. Subsidiary; (iv) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s location on the Effective Date hereof; (v) the Company fails to timely grant Executive the stock options referenced in Section 3(c) or the amount or vesting or other material economic terms of the stock options are unacceptable to Executive as determined by the Executive in his sole discretion; (vi) within the one year period that immediately follows the Effective Date of this Agreement, the Executive is required to report directly to someone other than the principal executive officer of the U.S. Subsidiary; or (vii) a successor to the Company fails to assume this Agreement in writing upon becoming a successor or assignee of the Company. With respect to each of the Good Reason Conditions described above, Executive may not establish “Good Reason” unless he has provided written notice of the existence of such condition to the Company within 30 days of the event constituting such Good Reason, the Company fails to reasonably cure such condition within the 15-day period immediately following receipt of such notice and the Executive terminates his employment within sixty (60) days after providing written notice of the existence of a Good Reason Condition or end of the cure period, whichever is later.

10. Confidential Information/Restrictive Covenants. Executive agrees to enter into the Company’s standard Non-Competition, Confidentiality and Assignment Agreement (the “Non-Competition Agreement”) upon commencing employment hereunder, attached hereto as Exhibit A and the terms of which are hereby incorporated by reference as material terms of this Agreement.

11. Assignment. This Agreement will be binding upon and inure to the benefit any successor of the Company and any successor of a U.S. subsidiary. Any such successor of the Company and any U.S. subsidiary will be deemed substituted for the Company or U.S. subsidiary, respectively, under the terms of this Agreement for all purposes. For this purpose “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger, scheme of arrangement or otherwise, directly or indirectly acquires all or substantially all of the assets or business of either or both the Company or U.S. subsidiary. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of Executive and, with respect to Section 7(d), Executive’s legal representatives or heirs.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) two (2) business days after the business day of deposit with Federal Express or a similar courier for next business day (or, internationally, second business day) delivery, or (iii) seven (7) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

FleetMatics USA, Inc.

49 Walnut Park

Wellesley Hills

MA 02481

Attn: Chief Executive Officer, Jim Travers

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention: Mark T. Bettencourt, Esq.

Email: mbettencourt@goodwinprocter.com

If to Executive:

6260 North Huntington Drive

Solon, OH 44139

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company or U.S. Subsidiary, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Notwithstanding the foregoing, Executive and the Company each have the right to petition the court for injunctive relief and seek damages relating to any issue or dispute arising under the Non-Competition Agreement.

15. Integration. This Agreement, and the Non-Competition Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, that certain Employment Agreement dated as of October 15, 2009, by and between SageQuest, Inc. and Executive, provided however, the stock options referenced in Section 3(c)

shall be governed by the applicable stock option plans and agreements. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Governing Law/Consent to Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions). The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants. The parties hereby agree that the state and federal courts in Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

22. Attorney’s Fees. In the event of a dispute between the parties under this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party, including those incurred at trial, arbitration, and on appeal.

23. 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the

Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company

By:
Name:
Title:

The Executive

By:
Dennis Abrahams

SageQuest, Inc.

By:
Name:
Title:

EXHIBIT A

RELEASE AGREEMENT

This Release (“Release Agreement”) is made between David Lowman (“Executive”) and FleetMatics USA, Inc., a subsidiary of FleetMatics Group Limited (collectively the “Company”)

WHEREAS, the Parties entered into an Employment Agreement dated June     , 2010;

WHEREAS, among other things, the Employment Agreement includes a Noncompetition Agreement which is a material term of the Employment Agreement and survives the termination of Executive’s employment;

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide Executive with certain severance payments (the “Severance”) in the event of a termination by the Company without Cause or a resignation by the Executive with Good Reason provided that, among other things, the Executive enters into a release agreement in a form substantially similar to this Release Agreement;

WHEREAS, in exchange for, among other things, Executive’s agreement to the terms of and compliance with this Release Agreement, the Company shall provide Executive with the Severance as provided in the applicable provision of Section 7 of the Employment Agreement; and

WHEREAS, the non-contingent accrued payments set forth in Section 2 and the Severance referenced in Section 3 are the exclusive payments and benefits to Executive in connection with the ending of Executive’s employment. By entering into this Release Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits including without limitation pursuant to any severance plan, or program or arrangement, provided however, nothing in this Release Agreement shall affect Executive’s rights with respect to previously granted stock options which are governed by the terms and conditions of the applicable stock option plans and agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Officer Positions and Directorships. The Executive hereby resigns as of the last day of his employment (the “Separation Date”) as an officer of the Company, as well as from any other officer or director positions he holds with the Company or any entities affiliated with the Company. The Executive agrees to sign any other documents that the Company may reasonable request in order to effectuate such resignation(s).

2. Non-Contingent Accrued Payments. The Executive acknowledges that the Company has paid Executive’s salary through the Separation Date plus for his accrued but unused vacation and any Annual Bonus earned under the Employment Agreement but not yet paid. The Company shall reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy on or before [date].

3. Severance. For purposes of the Employment Agreement, the Executive’s employment shall be treated [as having been terminated by the Company without Cause] or [as ending as a result of Executive resigning for Good Reason]. Accordingly, in exchange for, among other things, his signing, not revoking and complying with the terms of this Release Agreement and the Restrictive Covenants, the Company agrees to provide Executive with the following Severance as set forth in the Employment Agreement:

(a) [describe applicable severance terms].

4. General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective Executive benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, Executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Release Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Massachusetts Gen. L. ch 151B; the Ohio Fair Employment Practices Act, defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executiveâs employment by the Company and the termination of his employment and all claims in his capacity as a Company stockholder. Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement provided however, this general release shall not affect the Executive’s rights (i) to the non-contingent accrued payments set forth in Section 2, (ii) arising under the Merger Agreement (as defined in the Employment Agreement) or (iii) to indemnification arising from the Company’s bylaws or any other agreement or insurance policy.

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5. Continuing Obligations and Nondisparagement. Executive hereby reaffirms his continuing obligations with respect to noncompetition, nonsolicitation and nondisclosure arising from the Noncompetition Agreement shall remain in full force and effect, regardless of whether the Executive enters into this Release Agreement. Executive further agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents (collectively, along with the continuing obligations under the Noncompetition Agreement, and the Return of Property provisions in Section 6, the “Restrictive Covenants”). The nondisparagement obligations set forth herein shall not affect Executive’s obligation to testify truthfully in any legal proceeding.

6. Return of Property. Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all such property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any computer or other device that remains Executive’s property after the Separation Date.

7. Restrictive Covenants; Termination of Payments; Injunctive Relief. Executive acknowledges that his right to the Severance is conditional on his compliance with the Restrictive Covenants. In the event that Executive fails to comply with any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance set forth in Section 3 of this Release Agreement provided however, in the event the breach of the Restrictive Covenants is in the form of the Executive making disparaging statements or failing to return the Company’s property, the breach must be material to justify a termination of the Executive’s Severance. Any such termination in the event of a breach by the Executive shall not affect the Executive’s ongoing obligations and shall be in addition to and not in lieu of the Company’s rights to other legal and equitable remedies that the Company may have. Further, Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

8. Advice of Counsel. This Release Agreement is a legally binding document and Executiveâs signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Release Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Release Agreement and that Executive is voluntarily entering into this Release Agreement.

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9. Time for Consideration; Effective Date. Executive acknowledges that he has been provided with the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by [insert], on or before the expiration of this twenty-one (21) day period. If Executive signs this Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Executive and the Company agree that any changes or modifications to this Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Agreement, Executive shall retain the right to revoke this Agreement by written notice that must be received by [insert] before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Agreement during the revocation period.

10. Enforceability. Executive acknowledges that, if any portion or provision of this Release Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

11. Entire Agreement. This Release Agreement along with the Restrictive Covenants incorporated herein constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement, provided however, the stock option plan and agreements applicable to Executive’s equity grants shall remain in full force and effect.

12. Waiver. No waiver of any provision of this Release Agreement, including the Restrictive Covenants, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Release Agreement, or the waiver by either Party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Release Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executiveâs employment with the Company.

14. Governing Law; Interpretation. This Release Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict

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of law principles. In the event of any dispute, this Release Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Release Agreement.

15. Counterparts. This Release Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

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EXHIBIT B

FleetMatics USA, Inc.

Employee Non-Competition, Confidentiality and Assignment Agreement

In consideration and as a material condition of my employment by FleetMatics USA, Inc., a subsidiary of FleetMatics Group Limited (collectively the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than in connection with the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such of those agreements as to which I have knowledge in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. Subject to the express terms of my employment agreement with the Company, while an employee of the Company, I will devote my full-time efforts to the

Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship related to the business of the Company (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for the Company is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments made, conceived or reduced to practice by me (alone or jointly with others) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit 1 attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) is engaged in the sale, installation or distribution of GPS Vehicle Tracking Systems then engaged in by the Company, and/or (ii) develops, manufactures or markets any products, or performs any services, that are otherwise competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during my employment (8(i) and (ii) shall be referred to as the “Company’s Business”); provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers if such activities in competition with the Company’s Business, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time

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during which I engage in such violation(s). For purposes of this Agreement, a “prospective customer” means any potential customer of the Company which I knew or reasonably should have known that the Company was actively soliciting (other than through a general campaign) or actively considered soliciting (other than through a general campaign) at any time within the twelve (12) calendar months prior to the last day of my employment.

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer other than SageQuest, Inc. and its subsidiary or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

11. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

12. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred or successor who assumes my employment agreement with the Company without the necessity that this Agreement be resigned at the time of such transfer or assumption.

15. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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18. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:

Type or print name:

Date:

EXHIBIT 1

To:       FleetMatics USA, Inc.

From:

Date:

SUBJECT:  Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below:

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